UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2007

WESTERN DUBUQUE BIODIESEL, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-52617	20-3857933
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

904 Jamesmeier Road, P.O. Box 82 Farley, Iowa	52046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (563) 744-3554

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements

On August 27, 2007, Alan Manternach resigned his position as a director of the Company.

The Company’s board of directors appointed Ed Recker to fill the vacancy created by Mr. Manternach’s resignation. Mr. Recker has not yet been appointed to any committees. Mr. Recker previously served as the Company’s project manager under an independent contractor agreement entered into on January 15, 2006. Under the agreement, Mr. Recker received $1,000 per week for his services. On July 7, 2006 the contract was modified to increase Mr. Recker’s compensation to $2,000 per week. Mr. Recker’s last day as the Company’s project manager was June 26, 2007 when his services were completed. Under the agreement, he received total compensation of $126,800.

On August 27, 2007, the Board of Directors adopted a compensation plan for directors and officers effective beginning August 2007. Each director will receive $500 per month, provided such director attends the regular monthly board meeting in person or via teleconference. Members of the Company’s Audit Committee will receive an additional $250 per month, and the Chairman and the President/CEO will each receive an additional $500 per month. The foregoing amounts are all payable at the monthly board meeting following the month for which such compensation was earned. Additionally, each director will be paid $200 per day, plus normal documented expenses, for attending other meetings (if any) on behalf of the Company.

In addition, at the end of each fiscal year, each director who has attended nine or more of the monthly board meetings for the past year will be paid an additional $250 per monthly meeting attended, provided there is at least a 15% return on investment for the fiscal year. Similarly, such directors will receive an additional $250 per monthly meeting attended if all loan commitments were met for the fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DUBUQUE BIODIESEL, LLC

/s/ William G. Schueller
William G. Schueller, Chairman

Date: August 30, 2007